Exhibit 6.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement’”) is made and entered into as of June 1, 2016 (the “Effective Date”), by and between G. Andrew Ochoa (the “Executive”) and Waverly Labs Inc., a Delaware corporation (the “Company”) with reference to the following:

A.       Upon the terms and conditions set forth herein, the Company desires to employ the Executive as the Chief Executive Officer (the “CEO”) of the Company and to secure the continued services of the Executive as its CEO, and the Executive desires to be employed by the Company as its CEO and to continue to furnish services to the Company.

B.       The Executive and the Company desire to set forth in this Agreement the terms, conditions and obligations of the parties hereto (each a “Party” and, together, the “Parties”) with respect to the employment of the Executive by the Company and this Agreement is intended by the Parties to supersede all previous understandings, whether written or oral, concerning or related to such employment.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements that are to be made and performed by the Parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.       Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive as its CEO and Executive agrees to serve in such position (the “Executive Position”) in the Company’s offices in New York, NY. Executive shall report to the Company’s Board of Directors (the “Board”) and shall perform: (a) the duties and responsibilities set forth or referenced on Exhibit A attached hereto and incorporated herein by this reference and (b) such other duties and responsibilities as are reasonably assigned to him by the Board consistent with his position as CEO and his prior business experience. During the Employment Term (as hereafter defined), the Executive shall serve in the Executive Position and shall devote substantially all of Executive’s business time, energy and skill to such employment. The Executive shall be vested with the duties and authority that are customarily delegated to a person holding a similar Executive Position of a company of similar size.

2.       Term. The Executive and Company agree that the Executive’s employment with the Company is “at-will” and may be terminated by the Executive or the Company, with or without cause, at any time. Subject to the terms and conditions set forth herein the term of the Executive’s continued employment hereunder shall commence on the date hereof until terminated by the either the Executive or the Company (the “Employment Term”).

3.       Compensation.

(a)       Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) in such amount as is set forth in Exhibit A. The Base Salary shall be payable in equal bi-monthly installments. The rate of the Base Salary shall be determined by the Board on not less than an annual basis, provided however, that during the Employment Term, Executive’s Base Salary will not be decreased. The Board shall review Executive’s total compensation at least once per calendar year to determine: (i) the fairness and adequacy of such compensation and (ii) whether an increase in Base Salary or the payment of bonus compensation should be made in light of Executive’s contributions to the Company.

(b)       Equity Compensation. In addition to the Base Salary, on or about the Effective Date, the Company shall grant to Executive, 2,518,750 shares of common stock, par value $0.0001 per share, in the Company (the “Shares”) pursuant to that certain Subscription Agreement of even date herewith, the form of which is attached hereto as Exhibit B (the “Subscription Agreement”). The Shares shall also be subject to vesting restrictions and repurchase rights as provided in that certain Stock Restriction Agreement of even date herewith, the form of which is attached hereto as Exhibit C (the “Restriction Agreement”).

4.       Executive Benefits.

(a)       Vacation. The Executive shall be entitled to four (4) weeks paid vacation (taken consecutively or in segments), in accordance with the standard vacation policy of the Company. Such vacations shall be taken at times consistent with the effective discharge of the Executive’s duties.

(b)       Office. During the Employment Term, the Executive shall be accorded office facilities commensurate with Executive’s position and reasonably adequate for the performance of Executive’s duties hereunder.

(c)       Expenses. The Company will reimburse Executive for all reasonable travel and other expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement. Executive shall comply with such reasonable limitations and reporting requirements with respect to expenses as may be established by the Company from time to time.

5.       Termination Due to Death or Disability.

(a)       Death. In the event of the termination of Executive’s employment because of the death of Executive during the Employment Term (the date on which Executive dies shall be the “Death Termination Date”), the Company shall pay to Executive (or to any one or more beneficiaries designated in writing by Executive, or failing such designation, to Executive’s estate): (i) the accrued but unpaid Base Salary (as of the Death Termination Date) (the “Base Salary Payment”) plus (ii) any vacation owing to Executive. Upon termination of Executive’s employment hereunder as a result of Executive’s death, all Shares still subject to vesting restrictions may be repurchased by the Company in accordance with the terms of the Restriction Agreement.

(b)       Disability. In the event that Executive shall become Disabled (as hereinafter defined), the Company shall have the right to terminate Executive’s employment hereunder by providing him written notice of such termination while he is still Disabled and upon receipt of such notice, the Executive’s employment hereunder shall terminate (the date on which the Executive receives such notice is the “Disability Termination Date”). In the event of the termination of Executive’s employment because of the Disability of Executive during the Employment Term, the Company shall pay to the Executive: (i) the accrued but unpaid Base Salary (as of the Disability Termination Date) plus (ii) any vacation owing to Executive. Upon termination of Executive’s employment hereunder as a result of Executive being Disabled: (i) Executive shall nonetheless remain bound by the obligations provided for in Section 9 (Non-Disclosure) and Section 10 (Non-solicitation) as and to the extent set forth therein, and (ii) all Shares still subject to vesting restrictions may be repurchased by the Company in accordance with the terms of the Restriction Agreement.

As used herein, “Disabled” shall mean: (1) Executive is unable to perform the duties and obligations which he is required to perform hereunder for a period in excess of ninety (90) days in any one-hundred eighty (180) day period; or (2) Executive is under a legal decree of incompetency (the date of the decree being deemed to be the date on which the disability commenced for purposes of this Agreement).

6.       Termination for Cause by the Company or for Good Reason by Executive.

(a)       Termination for Cause. Without limiting the Company’s termination rights set forth in Section 7 below, Executive’s employment may be terminated by the Company for Cause (as hereinafter defined) upon compliance with the provisions herein. In the event that the Executive’s employment is terminated by the Company for Cause, the Company shall, within thirty (30) days following such termination, pay to the Executive accrued but unpaid Base Salary thru the termination date and vacation owing through the termination date, and thereafter shall have no further obligations under this Agreement, except pursuant to this Section 6, Section 11 (Directors’ and Officers’ Insurance) and Section 16 (Indemnification) herein. Upon termination of Executive’s employment hereunder for Cause: (i) Executive shall nonetheless remain bound by the obligations provided for in Section 9 (Non-Disclosure) and Section 10 (Non-Solicitation) as and to the extent set forth therein, (ii) Executive shall not be entitled to the Severance Payment (as defined herein), and (iii) all Shares still subject to vesting restrictions may be repurchased by the Company in accordance with the terms of the Restriction Agreement.

(b)       “Cause” Defined. For purposes hereof, “Cause” shall mean: (i) there is an adjudication by a court of competent jurisdiction that Executive has engaged in fraud, dishonesty or other willful or malicious acts or misconduct related to the Company; (ii) Executive is prohibited by law, rule or valid order of any government entity or self-regulatory organization having jurisdiction over the Company from acting as an Executive or performing the duties of an Executive of the Company; or (iii) Executive is convicted by the federal government or any state on the basis of a felony and such conviction is not overturned within ninety (90) days of its commencement (other than traffic violations or vicarious liability as a result of the Executive’s position if the Executive did not have material knowledge of the matter or if he had such knowledge, he acted upon and in accordance with, advice of counsel). For purposes of this Section 6(b), in addition to the other legal requirements to be “willful,” no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of Company. Termination for Cause under clause (ii) of this Section 6(b) shall be permitted only after the Company has notified Executive in writing of the matter constituting Cause and, to the extent the circumstances representing Cause are subject to possible cure, has afforded Executive the opportunity to cure or remedy such matter, provided that any cure/remedy period shall be no more than thirty (30) days unless Executive is diligently and in good faith pursuing such cure, in which case Executive shall have up to ninety (90) days to cure or remedy such matter. In addition, no action or inaction shall give rise to a right of Company to terminate this Agreement and Executive’s employment hereunder for Cause pursuant to the foregoing unless and until Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than five (5) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of any conduct set forth above and specifying the particulars thereof in detail. This Section 6(b) shall not prevent Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

(c)       Termination by Executive for Good Reason. Without limiting the Executive’s termination rights set forth in Section 7 below, Executive may terminate his employment hereunder, upon thirty (30) days’ written notice to the Company, for Good Reason (as hereafter defined). In the event of a termination by Executive for Good Reason during the Employment Term (the date on which Executive is terminated for Good Reason shall be the “Good Reason Termination Date”), the Company shall pay to Executive: (i) the accrued but unpaid Base Salary (as of the Good Reason Termination Date) plus the Severance Payment (collectively, the “Good Reason Base Salary Payment”) plus, (ii) any vacation owing to Executive. The Good Reason Base Salary Payment shall be paid over a period of six (6) months after the Good Reason Termination Date in installments in the amounts and on the regularly scheduled dates that would apply to such payments if made in the ordinary course pursuant to the Company’s regular payroll payment practices. Upon termination of Executive’s employment hereunder for Good Reason: (i) Executive shall nonetheless remain bound by the obligations provided for in Section 9 (Non-Disclosure) and Section 10 (Non-Solicitation) as and to the extent set forth therein, and (ii) all vesting restrictions with respect to the Shares shall immediately accelerate and all Shares shall become fully vested in accordance with the terms of the Restriction Agreement.

As used herein, “Good Reason” shall consist of either (i) a material diminution in Executive’s duties, position or responsibilities hereunder or (ii) if Executive’s total annual compensation is less than the minimum for Base Salary set forth in Exhibit A, which event or circumstance described in (i) or (ii) above is not cured within thirty (30) days of written notice thereof from Executive to the Company. Termination for Good Reason under clause (i) of this Section 6(d) shall not be permitted if the Company terminates all employees and consultants with management authority over the Company’s operations within such thirty (30) day cure period (and does not rehire such consultants or any similar consultants for a period of one (1) year).

7.       Termination Without Cause by the Company or without Good Reason by Executive.

(a)       Termination Without Cause. The Company shall have the right to terminate Executive at any time, for any reason or no reason whatsoever upon ten (10) days prior written notice to Executive. Any termination of Executive by the Company, except for Cause or as a result of Executive’s death or becoming Disabled, shall be deemed a termination by the Company without Cause. In the event of a termination by the Company without Cause during the Employment Term (the date on which Executive is terminated without Cause shall be the “Without Cause Termination Date”), the Company shall pay to Executive: (i) the accrued but unpaid Base Salary (as of the Without Cause Termination Date) plus the Severance Payment (collectively, the “Without Cause Base Salary Payment”) plus, (ii) any vacation owing to Executive. The Without Cause Base Salary Payment shall be paid over a period of six (6) months after the Without Cause Termination Date in installments in the amounts and on the regularly scheduled dates that would apply to such payments in made in the ordinary course pursuant to the Company’s regular payroll payment practices. Upon termination of Executive’s employment hereunder by the Company without Cause: (i) Executive shall nonetheless remain bound by the obligations provided for in Section 9 (Non-Disclosure) and Section 10 (Non-Solicitation) as and to the extent set forth therein, and (ii) all vesting restrictions with respect to the Shares shall immediately accelerate and all Shares shall become fully vested in accordance with the terms of the Restriction Agreement.

(b)       Termination By Executive. Subject to Section 6(c), Executive may terminate his employment hereunder by providing at least thirty (30) days written notice to the Company to such effect (such termination to be effective on the date specified in such notice which shall be at least thirty (30) days after the date notice is provided to the Company). In the event of a termination by Executive pursuant to this Section 7(b) (the effective date of such termination shall be the “Executive Termination Date”), the Company shall pay to Executive: (i) the accrued but unpaid Base Salary (as of the Executive Termination Date) (the “Executive Base Salary Payment”) plus, (ii) any vacation owing to Executive. The Executive Base Salary Payment shall be paid in a lump sum within thirty (30) days after the Executive Termination Date. Upon termination of Executive’s employment hereunder by Executive: (i) Executive shall nonetheless remain bound by the obligations provided for in Section 9 (Non-Disclosure) and Section 10 (Non-Solicitation) as and to the extent set forth therein, and (ii) all Shares still subject to vesting restrictions may be repurchased by the Company in accordance with terms of the Restriction Agreement.

8.       Severance. In the event that either (i) the Company terminates the Executive’s employment without Cause (in accordance with Section 7(a)) or (ii) Executive terminates his employment for Good Reason in accordance with Section 6(c) then, upon entering into a written separation agreement containing a general release of claims and potential claims in a form acceptable to the Company (the “Separation Agreement and General Release”), the Executive shall be entitled to receive severance in the amount of six (6) months of Base Salary (the “Severance Payment”) to be paid as salary continuation in six equal monthly installments in accordance with the Company’s regular payroll practices (“Salary Continuation Period”). In such event, the Executive shall also be entitled to receive reimbursement for any costs incurred in connection with the continuation of the Company’s group medical, dental, and vision coverage during the Salary Continuation Period which are in excess of the costs incurred by the Executive for such group medical coverage during the time of her employment. In order to be eligible to receive the severance benefits set forth herein, the Executive must remain in compliance with the covenants set forth in Sections 9, 10, 12 and 13 of this Agreement both before and during the Salary Continuation Period and Executive must first sign and not revoke the Separation Agreement and General Release.

9.       Non-Disclosure. The Executive acknowledges and recognizes that all financial, legal and accounting information, notes, records, reports, marketing methods, literature, unpublished memoranda, past, present and prospective Customer and supplier lists, and all other documents belonging to the Company and relating to the Company’s business are therefore confidential and a trade secret (hereinafter the “Company Information”), shall be and remain the sole property of the company and that upon termination of the Executive’s employment with the Company for any reason whatsoever, or at any time prior thereto, at the request of the Company, the Executive shall return to the Company, all such Company Information and any copies thereof, irrespective of the medium on which contained, which the Executive may have in his possession or which are subject to the Executive’s control. The Executive further acknowledges and recognizes that the Company’s disclosure to the Executive of its past, present and prospective financial, legal and account information, Customer and supplier lists, processes, systems, memoranda, form documentation and the like, and all other factual knowledge belonging to the Company which is not capable of precise separate description, but which, when used in an accumulated form, after having been acquired by the Company as a result of trial and error, will give the Executive an ability to utilize the processes, systems, past, present and prospective Customer and supplier lists, form documents and the like which the Executive otherwise would not have known how to use with the accuracy and precious necessary for commercial success, and which are valuable, special and unique asserts of the Company. The Executive further acknowledges and recognizes that the above mentioned Company Information and other information which the Executive has and will gain during the Executive’s employment is secret because the Company has not freely disclosed any of this information to the public and because the Company has treated and considered all of this information as to be its “Trade Secrets” for the reason that this information is of substantial value to the Company and would have substantial value to an existing or potential competitor of the Company. Therefore, the Executive agrees that the Executive will not, at any time, disclose the above stated or other similar information or any part thereof to any person, firm, or Company, association or other entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by the Executive of the provisions of this paragraph, the Company shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, any of said information, or from rendering any services to, any person, firm, Company, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed, or for whom such service has been rendered or is threatened to be rendered. Nothing herein contained shall be construed as precluding or prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

Notwithstanding the foregoing, Company Information and the above stated or other similar information shall not include: (a) Executive’s rolodex and contacts, or (b) any information which Executive learned from a source other than the Company or any of its respective representatives, employees, agents or other service providers and in each case who is not known by Executive to be bound by a confidentiality obligation, or (c) any information disclosed in a prospectus or other document for dissemination to the public by the Company, and Executive shall be permitted to take back and use all such information following the end of his employment with the Company.

10.       Non-solicitation. In consideration of the Executive’s continued employment hereunder, the Executive hereby agrees that, without the express written consent of the Company, during the period which he is an executive at the Company, and for twelve (12) months following the termination of Executive’s employment hereunder with respect to the restrictions set forth in clauses (a) and (b) below, the Executive will not, directly or indirectly, for himself, or on behalf of any person, firm, entity or other enterprise other than the Company:

(a)       Call upon any Customer of the Company or in any way solicit, divert or take away any Customer of the Company.

(b)       Hire, entice away or in any manner persuade any employee, consultant, agent or Customer of the Company to alter, modify or terminate his, her, or its relationship with the Company (other than through general advertisements for employment not directed at employees of the Company).

As used herein, “Customer” means any customer of the Company that is a customer as of the date of the termination of the Executive’s employment with the Company or that has been a customer of the Company at any time during the two (2) years preceding the date of the termination of the Executive’s employment with the Company.

It is expressly agreed that the time and/or area restrictions contained in this Section 10 shall be reduced and shall be enforceable as reduced if such reduction is required by any judicial or arbitration proceeding in which the validity of said restrictions, or any of them are at issue. In the event of an actual or threatened breach by the Executive of any of the provisions of this Section 10, the Executive agrees that the Company’s remedy at law will be inadequate, and accordingly, the Company shall be entitled to injunctive relief in any action or proceeding brought to enforce the terms of this Section 10. If any provisions of this Section 10 shall be held invalid or unenforceable in any respect, such provision shall be to the extent to which it shall be valid and enforceable and such invalidity or unenforceability shall not affect or invalidate any other provisions of this Section 10.

11.       Directors’ and Officers’ Insurance. The Company shall use commercially reasonable efforts to, at all times during the Employment Term and thereafter while any liability may exist, provide the Executive with Directors and Officers insurance, in an amount customary for companies similar in size and value to the Company and engaged in business activities similar to the business activities of the Company. Such insurance shall be obtained from an insurance company with not less than an AA rating, licensed to engage in business in the applicable state. A certificate of such insurance shall be provided to the Executive as soon as practicable after the Effective Date of this Agreement. Such insurance shall not be cancelled or not renewed without giving the Executive thirty (30) days prior written notice thereof.

12.       Work Made for Hire. Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Executive’s right, title and interest in and to any and all work products, including, but not limited to, any and all inventions, discoveries, innovations, software products, assessment reports, original works of authorship, developments, concepts, ideas, drawings, reports, analyses, improvements or trade secrets, all registrations and applications, and all other proprietary information and similar and related information, whether or not patentable or registrable under copyright or similar laws, which may relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the period of Executive’s employment with the Company, whether or not on the Company’s premises (collectively referenced herein as the “Work”). Inventions, discoveries or improvements assigned as provided above shall be considered Trade Secrets for purposes of this Agreement. Executive hereby acknowledges and agrees that the Work within the scope of and during the period of Executive’s employment with the Company and which is protectable by copyright are “works made for hire,” (as that term is defined in the United States Copyright Act) and the Company shall be the exclusive owner of all right, title and interest inherent therein and appurtenant thereto including, but not limited to, all copyrights, trademarks, service marks, economic rights, patent rights and trade secret rights. If, for any reason, the Work is found not to have been created as a work made for hire, Executive hereby assigns to the Company, without limitation, all right, title and interest in and to the Work including, but not limited to, all copyrights, trademarks, service marks, economic rights, patent rights, and trade secrets rights throughout the world in perpetuity, of any kind of or character and the right to prosecute and recover damages for any past, present or future infringements or other violations thereof. At the request of the Company, Executive shall promptly and without additional compensation take all actions and execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for, obtain, and enforce intellectual property rights in the Work in the United States or any foreign country, the expenses for which will be borne by the Company. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys in fact to, if the Company is unable for any reason to secure Executive’s signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any such Work (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (a) act for and in Executive’s behalf, (b) execute and file any such document, and (c) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by Executive and this designation and appointment constitutes an irrevocable power of attorney coupled with an interest. The obligations of Executive set forth in this section (including, without limitation, the assignment obligations) will continue beyond the termination of Executive’s employment with respect to the Work conceived, commenced or made by Executive alone or in concert with others during the period of Executive’s employment with the Company, whether or not on the Company’s premises and whether pursuant to this Agreement or otherwise. Those obligations will be binding upon Executive and assignees permitted under this Agreement, executors, administrators, and other representatives. Executive acknowledges and agrees that the Company shall have the unlimited right, in its sole discretion, to use, publish, copy, add to, subtract from, arrange, revise, alter, modify, distribute, transfer, create derivative works based on and otherwise exploit for any purpose, any and all of the Work, in any and all manner and media throughout the world in perpetuity, including but not limited to distribution, publication and use on the Internet. Executive hereby waives the benefits of any provisions of law known as the “droit moral,” “moral rights” or any similar law. Nothing contained herein shall require the Company to exercise or exploit any of its rights in or to the Work. The above waiver applies to any and all uses of the Work by the Company in any manner or media throughout the world.

Notwithstanding anything in this Agreement to the contrary, this section does not apply to any invention of Executive for which no equipment, supplies, facility, or Trade Secret of the Company was used and that was developed entirely on Executive’s own time, unless (i) the invention relates to (A) the Company’s business or (B) the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for or on behalf of the Company. Any intellectual property that Executive owns prior to joining the Company remains the property of Executive. Unless otherwise agreed to, Executive is under no obligation to incorporate any Prior Inventions in any the Company product or process during Executive’s employment at the Company. As used herein, “Prior Inventions” means all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to Executive’s employment with the Company. If, in the course of Executive’s employment with the Company, Executive chooses to incorporate into any Company product or process a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty free, irrevocable, perpetual, worldwide license to copy, reproduce, make, have made, modify and create derivative works of, use, sell and license such Prior Invention and derivative works thereof as part of or in connection with such product or process.

Executive hereby represents and warrants to the Company that: (1) the Work is and will be Executive’s original work, (2) Executive owns all right, title and interest in and to the Work, (3) Executive has the right to enter into this Agreement, and has not entered into any other agreement that would conflict with this Agreement, (4) Executive has not previously made any grant, encumbrance or other disposition to any person or entity of any right, title or interest in or to the Work, and (5) the production and exploitation of the Work by the Company in any manner or media throughout the world will in no way infringe or otherwise violate any right of any third party including, but not limited to, the intellectual property or other proprietary right of any person or entity. In the event of a breach of any of these representations and warranties, Executive agrees to indemnify, defend and hold harmless the Company for any damages or with respect to any claims arising therefrom, including court costs and attorney fees.

In the event of an actual or threatened breach by the Executive of any of the provisions of this Section 12, the Executive agrees that the Company’s remedy at law will be inadequate, and accordingly, the Company shall be entitled to injunctive relief in any action or proceeding brought to enforce the terms of this Section 12. If any provisions of this Section 12 shall be held invalid or unenforceable in any respect, such provision shall be to the extent to which it shall be valid and enforceable and such invalidity or unenforceability shall not affect or invalidate any other provisions of this Section 12.

13.       Return of Company Property. Subject to the provisions of Section 9, upon termination of employment Executive shall: (a) provide or return to the Company any and all Company property, including security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including, personal notes, summaries, abstracts, documents and reproductions in any medium (including computer copies) relating to the Company’s business, including those that constitute or contain any Trade Secrets or Work, that are in the possession, custody or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with Executive’s employment by the Company; and (b) at the Company’s election either: (i) provide or return or (ii) delete and destroy all copies of any such documents and materials that remain in Executive’s possession, custody or control, including those stored on any non-the Company devices, networks, storage locations and media in Executive’s possession, custody or control.

14.       General Provisions.

(a)       Prior Agreements; Amendments; No Waiver. This Agreement and Exhibits contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior and collateral agreements, understandings, statements, and negotiations of the Parties, whether written or oral, concerning or related to employment of the Executive. This Agreement may not be changed orally, but only by an instrument in writing signed by each Party. No failure on the part of either Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any partial exercise of any right hereunder preclude any further exercise thereof. All references herein to the Company shall, as required by the context hereof also include the Subsidiaries of the Company.

(b)       Withholding. The Company shall be entitled to withhold from any and all amounts payable to the Executive hereunder such amounts as may, from time to time, be required to be withheld pursuant to applicable tax laws and regulations.

(c)       Succession, Assignability, and Binding Effect.

(i)       Assignment. The Company may assign all of its rights and obligations hereunder to any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, however, that the Company will require each such successor or successor to expressly assume and agree to perform this Agreement in the same manner to the same extent that the Company would be required to perform it if no such succession had taken place and further provided that nothing contained herein shall act as a release of the Company of its obligations thereof.

(ii)       Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. The Executive may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of his rights or obligations hereunder without the prior written consent of the Company, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect. Notwithstanding the foregoing, it is expressly understood and agreed that the Executive’s estate shall be entitled to all monies due to the Executive hereunder in the event the Executive dies at, or subsequent to, the termination of his employment, but prior to the receipt by the Executive of monies due him pursuant to the terms hereof.

(d)       Construction. The titles and captions contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.

(e)       Notices. Any notice under this Agreement must be given in writing and will be deemed to have been validly given (i) if delivered in person to the Party intended to receive such notice) at the time of such delivery, (ii) if delivered by email to the email address set out below, on the date the sender receives telephone or email confirmation of receipt, or (iii) if sent by receipted overnight courier services to the address next to such Party’s name below, on the business day received if received prior to 5:00 p.m. local time or on the following business day if received after 5:00 p.m. local time or on a non-business day. The contact information for notice hereunder is as set forth below.

(f)       Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly in that state, without giving effect to the principles thereof relating to the conflicts or choice of laws.

(g)       Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each Party hereby waives any provision of applicable law that renders any such provision prohibited or unenforceable in any respect. Further, the parties shall negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision.

(h)       Section 409A. It is intended that the Agreement comply with Section 409A of the Internal Revenue Code, as amended and the treasury regulations relating thereto (“Section 409A”) so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Section 409A, and the Agreement shall be interpreted, administered and operated accordingly. In furtherance of this interest, anything to the contrary herein notwithstanding, no amounts shall be payable to Executive before such time as such payment fully complies with the provisions of Section 409A and, to the extent that any regulations or other guidance issued under Section 409A after the date of this Agreement would result in Executive being subject to payment of interest and tax penalty under Section 409A, the parties agree to use commercially reasonable efforts to amend this Agreement in order to bring this Agreement into compliance with Section 409A. The Company shall cause all determinations to be made as soon as reasonably possible and in adequate time to permit the Executive to prepare and file the Executive’s individual tax returns on a timely basis. So long as the Company is in compliance with its payment obligations hereunder, Executive (and Executive’s heirs, assigns, executor and administrator) shall solely be responsible for his own taxes, interest, additions to tax, and penalties (including without limitation, if applicable, taxes and other amounts under Section 409A (and similar state and local provisions)) and related costs and expenses, that are imposed under applicable law on the receipt of cash or property with respect to this Agreement and the transactions contemplated herein, provided however that if the Company is not in compliance with its payment obligations hereunder, the Company and not Executive shall be solely responsible for all taxes, penalties and other amounts owed by Executive under Section 409A (and similar state and local provisions).

(i)       Survival. Without limiting other sections herein which due to the nature or their terms shall survive the Executive’s termination of employment, upon any termination of the Executive’s employment pursuant to this Agreement, the Executive shall remain bound by the obligations provided for in Section 9 (Non-Disclosure), Section 10 (Non-Solicitation), and Section 12 (Work-Made-For-Hire) with respect to applicable work product created during the term of Executive’s employment.

(j)       ACKNOWLEDGEMENT. EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO THE AGREEMENT FREELY AND BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE EXPRESSLY PROVIDED IN THIS AGREEMENT.

15.       Arbitration.

(a)       Disputes Subject to Arbitration. Except as provided in Sections 9, 10 and 12 (for which claims for breach or threatened breach may be pursued in any court with jurisdiction over the applicable subject matter), the Company and the Executive mutually agree to the resolution exclusively by arbitration of any dispute between the Company and the Executive under this Agreement (a “Dispute”).

(b)       Arbitration Procedures.

(i)       The Company and the Executive agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current National Rules for the Resolution of Employment Disputes Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The arbitration shall take place in or near the city in which the Executive is or was last employed by the Company.

(ii)       The Arbitrator shall be selected as follows. The AAA shall give each Party a list of eleven (11) arbitrator drawn from its panel of labor and employment arbitrator. Each side may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, said individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike name alternatively until only one remains. If no common name remains on the lists of all parties, the AAA shall furnish an additional list and the parties shall alternate striking names on such second list until an arbitrator is selected.

(iii)       The Arbitrator shall apply the law of the State of New York applicable to contracts made and to be performed wholly in that state (without giving effect to the principles thereof relating to conflicts of law). The Federal Rules of Evidence shall apply. The Arbitrator shall render a decision within thirty days of the date upon which the Arbitrator is selected pursuant to Section 15(b)(ii), which decision shall be final and binding upon the parties.

(iv)       The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such notions under the Federal Rules of Civil Procedure.

(v)       Either Party, at its expense, may arrange for and pay the costs of a court reporter to provide a stenographic report of proceedings.

(vi)       Either Party, upon request at the close of hearing, shall be given leave to file post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

(vii)       Either Party may bring an action in any jurisdiction to compel arbitration under this Section 15. Except as otherwise provided in this Section 15, both the Company and the Executive agree that neither such Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Dispute covered by this Section 15.

(viii)       The Arbitrator shall render an opinion in the form typically rendered in labor arbitrations.

(c)       Arbitration Fees and Costs. The Company and the Executive shall equally share the fees and costs of the Arbitrator. Each Party will deposit funds or post other appropriate security for its share of the Arbitrator’s fee, in an amount and manner determined by the Arbitrator, ten (10) days before the first day of hearing. The losing Party in the arbitration (as determined by the Arbitrator) shall pay for its own, and, if awarded by the arbitrator, the losing Party shall also pay for the prevailing Party’s costs and attorneys’ fees.

16.       Indemnification. The Company agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was an officer or employee of the Company or any subsidiary or division of the Company or is or was serving at the request of the Company or any subsidiary or division of the Company as a trustee, fiduciary, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, fiduciary, director, officer, member, employee or agent while serving as a trustee, fiduciary, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the law of the State of New York, as the same exists or may hereafter be amended, against all Expenses (as hereinafter defined) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee, fiduciary or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. The indemnification hereunder shall extend to cover any Expenses arising out of Executive’s activities on behalf of the Company, whether occurring prior to or after the date hereof. If a claim or request under this Agreement is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses, provided that Executive shall have delivered in writing to the Company (a) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (b) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met. Executive shall give to the Company notice of any claim against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are convenient for Executive. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof: (i) the Company will be entitled to participate at its own expense; and (ii) except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company. The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by laws of the Company or any subsidiary or any agreement, vote of shareholders or disinterested directors or otherwise. As used herein, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations and any expenses of establishing a right to indemnification under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

WAVERLY LABS INC.

By:	/s/Andrew Ochoa
Name:	Andrew Ochoa
Title:	President

EXECUTIVE:

/s/ G.Andrew Ochoa
G. ANDREW OCHOA

EXHIBIT A

EXECUTIVE POSITION

1.       Executive’ s Duties:

G. Andrew Ochoa shall serve as the Chief Executive Officer of the Company and shall have such duties as are consistent with that position as reasonably determined by the Board, including, but not limited to the following:

1. To lead, in conjunction with the Board, the development of the Company’s strategy;

2. To lead and oversee the implementation of the Company’s long and short term plans in accordance with its strategy;

3. To ensure the Company is appropriately organized and staffed and to have the authority to hire and terminate staff as necessary to enable it to achieve the approved strategy;

4. To ensure that expenditures of the Company are within the authorized annual budget of the Company;

5. To assess the principal risks of the Company and to ensure that these risks are being monitored and managed;

6. To ensure effective internal controls and management information systems are in place;

7. To ensure that the Company has appropriate systems to enable it to conduct its activities both lawfully and ethically;

8. To ensure that the Company maintains high standards of corporate citizenship and social responsibility wherever it does business;

9. To act as a liaison between management and the Board;

10. To communicate effectively with shareholders, employees, Government authorities, other stakeholders and the public;

11. To keep abreast of all material undertakings and activities of the Company and all material external factors affecting the Company and to ensure that processes and systems are in place to ensure that the CEO and management of the Company are adequately informed;

12. To ensure that the Directors are properly informed and that sufficient information is provided to the Board to enable the Directors to form appropriate judgments;

13. To ensure the integrity of all public disclosure by the Company;

14. In concert with the Chairman, to develop Board agendas;

15. To request that special meetings of the Board be called when appropriate;

16. In concert with the Chairman, to determine the date, time and location of the annual meeting of shareholders and to develop the agenda for the meeting;

17. To sit on committees of the Board where appropriate as determined by the Board; and

18. To abide by specific internally established control systems and authorities, to lead by personal example and encourage all employees to conduct their activities in accordance with all applicable laws and the Company’s standards and policies, including its environmental, safety and health policies.

2.       Executive Base Salary:

$85,000 per year.

EXHIBIT B

FORM OF SUBSCRIPTION AGREEMENT

WAVERLY LABS INC.

SUBSCRIPTION AGREEMENT

Waverly Labs Inc.

63 Flushing Avenue, Bldg 128, Unit 241

Brooklyn, New York 11205

Ladies and Gentlemen:

The undersigned subscriber, G. Andrew Ochoa, (the “Subscriber”) desires to purchase 2,518,750 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Waverly Labs Inc., a Delaware corporation (the “Corporation”) in consideration for (i) an aggregate price of $2,518.75 (the “Subscription Price”) and (ii) assignment, conveyance and transfer of all Assets (as defined below) to the Corporation. In connection with this offer to purchase, the Subscriber and the Corporation agree and acknowledge the following:

Section 1. Access to Information. The Corporation has provided to the Subscriber an opportunity to ask questions and receive answers concerning the proposed business of the Corporation and the Common Stock, and has provided to the Subscriber an opportunity to obtain any and all additional information necessary to verify the accuracy of the information which has been furnished. The Subscriber is satisfied with the Corporation’s responses to any questions or concerns raised by the Subscriber. The Subscriber hereby acknowledges receipt of all information and materials that the Subscriber deems necessary to evaluate an investment in the Corporation and the purchase of Common Stock and hereby acknowledges that the Subscriber has fully reviewed and fully understands all such information and materials so requested.

Section 2. Subscriber’s Acknowledgments. The Corporation has disclosed to the Subscriber and the Subscriber understands that:

(a)       AN INVESTMENT IN THE CORPORATION INVOLVES CONSIDERABLE RISKS NOT ASSOCIATED WITH OTHER INVESTMENTS, INCLUDING WITHOUT LIMITATION, THAT THE CORPORATION IS AN EARLY-STAGE CORPORATION, THE CORPORATION WILL NEED ADDITIONAL FINANCING TO OPERATE IN THE SHORT AND LONG TERM, THE CORPORATION IS DEPENDENT ON MANAGEMENT AND OTHER KEY PERSONNEL, THERE IS SIGNIFICANT COMPETITION FOR THE CORPORATION’S PRODUCTS AND SERVICES, THE CORPORATION HAS LIMITED MARKETING CAPABILITIES AND RESOURCES, THE CORPORATION WILL DEPEND ON INTELLECTUAL PROPERTY TO COMPETE EFFECTIVELY AND THE CORPORATION IS DEPENDENT ON NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL ADVANCES.

(b)       There is no present public market for the Common Stock and it is unlikely that a public market for the Common Stock will develop in the future.

(c)       Due to the absence of a public market for the Common Stock: (i) the Subscriber may not be able to liquidate this investment in the event of an unexpected need for cash; (ii) transferability of the Common Stock is extremely limited and (iii) in the event of a disposition of the Common Stock, the Subscriber could sustain a loss.

(d)       The Common Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act of 1933”), or state securities laws and, therefore, the Common Stock cannot be resold or transferred unless they are subsequently registered under the Securities Act of 1933 and applicable state securities or “Blue Sky” laws or exemptions from such registration are available.

(e)       A legend summarizing the restrictions on the transfer of the Common Stock will be placed on the Common Stock to be purchased by the Subscriber.

(f)       The Common Stock has not been registered under the Securities Act of 1933 in reliance upon an exemption under the provisions of the Securities Act of 1933 which depends, in part, upon the investment intention of the purchaser. In this connection, the Subscriber understands that it is the position of the Securities and Exchange Commission (the “SEC”) that the statutory basis for such exemption would not be present if the representation of the purchaser merely meant that its present intention was to hold such Common Stock for a short period, such as the capital gains period of the Internal Revenue Code, for a deferred sale, for a market rise, or for a sale if the market does not rise (assuming that a market develops) for a year, or for any other fixed period. The Subscriber realizes that, in the view of the SEC, a purchase now with an intent to resell would represent a purchase with an intent inconsistent with this investment representation, and the SEC might regard such a sale or disposition as a deferred sale to which the exemption is not available.

(g)       No federal or state agency has made any finding or determination as to the fairness of the investment, nor have they made any recommendation or endorsement concerning the Common Stock.

(h)       This Subscription Agreement is not revocable by the Subscriber and the Subscriber is submitting this Subscription Agreement intending to be legally bound thereby.

(i)       The Subscriber acknowledges that he or she is not entitled to any pre-emptive rights with respect to any shares of the capital stock of the Corporation, any options, warrants or other rights to subscribe for any shares of capital stock of the Corporation or any security convertible into or exchangeable for any shares of capital stock of the Corporation, and that his or her investment in the Common Stock could be subject to significant dilution.

Section 3. Subscriber Representations. The Subscriber represents and warrants as follows:

(a)       The Subscriber has full power and authority to enter into, deliver and perform this Subscription Agreement and to consummate the transactions contemplated hereby. This Subscription Agreement is the valid and binding obligation of the Subscriber, enforceable against him or her in accordance with its terms. The Subscriber has the capacity to execute and deliver this Subscription Agreement and to perform his or her obligations hereunder.

(b)       The execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby will not violate any provision of any agreement or contract to which the Subscriber is a party or by which he or she is bound or any applicable law, ordinance, rule or regulation of any governmental body having jurisdiction over the Subscriber or any order, judgment or decree applicable to the Subscriber.

(c)       The Subscriber is acquiring the Common Stock for his or her own account for investment only and not for or with a view to resale or distribution. The Subscriber has not entered into any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else the Common Stock which he or she is subscribing to purchase and the Subscriber has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.

(d)       The Subscriber can bear the economic risk of losing his or her entire investment in the Common Stock. The Subscriber is prepared to bear the economic risk of this investment for an indefinite time.

(e)       The overall commitment of the Subscriber to investments which are not readily marketable is not disproportionate to the Subscriber’s net worth, and an investment in the Common Stock will not cause such overall commitment to become excessive. The Subscriber’s need for diversification in the Subscriber’s investment portfolio will not be impaired by an investment in the Corporation.

(f)       The Subscriber has adequate means of satisfying the Subscriber’s short term needs for cash and has no present need for liquidity which would require the Subscriber to sell the Common Stock.

(g)       The Subscriber has substantial experience in making investment decisions of this type and the Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in the Corporation without the assistance of a purchaser representative.

(h)       The principal residence of the Subscriber is in the location indicated in the address beneath his or her signature at the end of this Subscription Agreement. Unless otherwise indicated, all communications, contacts and discussions relating to the offering of Common Stock occurred in the location in which the Subscriber maintains his or her residence.

(i)       The Subscriber is an “accredited investor” within the meaning of Section 501(a) of Regulation D, as adopted pursuant to the Securities Act of 1933.

Section 4. Reliance on Representations. The Subscriber acknowledges and understands that the Corporation and its directors, officers, employees, agents and representatives are relying upon the information, representations and agreements contained in this Subscription Agreement and upon any other information which has been furnished by the Subscriber in determining that the Subscriber is a suitable investor and that this investment is duly authorized and in deciding to accept the Subscriber’s subscription for the Common Stock.

Section 5. Agreements of the Subscriber. The Subscriber hereby agrees as follows:

(a)       This offer may be accepted or rejected, in whole or in part, in the sole discretion of the Corporation.

(b)       Any Common Stock acquired pursuant to this offer will not be sold or otherwise transferred: (i) without the prior written consent of the Corporation, which consent shall be conditioned on receipt of an opinion of counsel reasonably satisfactory to the Corporation to the effect that such proposed transfer is being made pursuant to the registration requirements of the Securities Act or pursuant to an exemption therefrom and complies in all respects with any applicable state securities or “Blue Sky” laws, or (ii) without registration under the Securities Act of 1933 and applicable state securities or “Blue Sky” laws.

(c)       In the event the subscription is not accepted, any money tendered will be refunded in full without interest and without deduction within a reasonable period of time.

(d)       In the event the subscription in this Agreement is accepted by the Corporation:

(i)       “Assets” means all of the assets, properties and rights with respect to the business of the Corporation, whether personal or real, tangible or intangible, contractual or legal (without regard to the form of recordation or state of completion), including, without limitation, copyrights, patents, service marks, trademarks, trade names, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), websites, domain names, corporate names, Corporation names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, trademark and service mark registrations, and applications for trademark or service mark registrations and any new renewals thereof, trade secrets, franchises, know-how, inventions, designs, specifications, plans (including marketing plans, financing plans, design plans and commercialization plans), drawings, marketing studies, creative materials and intellectual property rights and all such other rights held by the Subscriber in relation to the Corporation and its business.

(ii)       The Subscriber irrevocably conveys, transfers and assigns to the Corporation of all of the right, title and interest of the Subscriber in and to (A) the Assets; (B) the right to print, publish and distribute in connection therewith, (C) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (D) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto and (E) all other rights of any kind whatsoever of the Subscriber accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above.

(iii)       The Subscriber irrevocably and forever releases and discharges the Corporation and its officers, directors, and employees from any and all Claims (as herein defined) pertaining to the Assets. “Claims” means any and all claims, debts, dues, demands, actions, rights, suits, judgments, and causes of action of whatever nature or character, charges, accounts, covenants, controversies, contracts, agreements and promises of any kind, whether known, reasonably should have been known, or unknown, suspected or unsuspected, accrued or unaccrued, matured or unmatured, absolute or contingent, determined or speculative, both in law and in equity, in each case which relate to or arise from, directly or indirectly, the Assets that existed at any time prior to or as of the date of this Agreement.

(e)       Following the effective date of a registration statement of the Corporation filed under the Securities Act of 1933, the Subscriber, for the duration specified by and to the extent requested by the Corporation and an underwriter of Common Stock or other securities of the Corporation, shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, or otherwise transfer or dispose of (other than to a donee who agrees to be similarly bound) any securities of the Corporation held by the Subscriber at any time during such period except Common Stock (or other securities) included in such registration; provided however, that the restrictions set forth in this Section 5(e) shall be applicable only: (i) to the first such registration statement of the Corporation which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering and (ii) if all officers and directors of the Corporation and all persons with registration rights with respect to the Corporation’s capital stock enter into similar agreements.

Section 6. Indemnification. The Subscriber agrees to indemnify and hold harmless the Corporation and each director, officer, employee, agent or representative thereof from and against any and all loss, damage or liability and all related costs and expenses (including, but not limited to, reasonable attorney’s fees and costs of investigation) due to or arising out of a breach of any covenant, representation or warranty made by the Subscriber in this Subscription Agreement. The Corporation agrees to indemnify and hold harmless the Subscriber from and against any and all loss, damage or liability and all related costs and expenses due to or arising out of a breach of any covenant, representation or warranty made by the Corporation in this Subscription Agreement.

Section 7. Miscellaneous.

(a)       All notices and other communications given or made hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. Subject to the limitations set forth in Section 232(e) of the General Corporation Law of the state of Delaware (the “DGCL”), Subscriber consents to the delivery of any notice or communications to stockholders given by the Corporation under this Agreement, the DGCL or the Corporation’s Certificate of Incorporation or bylaws by (1) facsimile telecommunication to the facsimile number set forth below (or to any other facsimile number for the Subscriber in the Corporation’s records), (2) electronic mail to the electronic mail address set forth below (or to any other electronic mail address for the Subscriber in the Corporation’s records), (3) posting on an electronic network together with separate notice to Subscriber of such specific posting or (4) any other form of electronic transmission (as defined in the DGCL) directed to Subscriber. This consent may be revoked by Subscriber by written notice to the Corporation (the “Consent Revocation”) and may be deemed revoked in the circumstances specified in Section 232 of the DGCL. A copy of the Consent Revocation (which shall not constitute notice) shall also be sent to Randolph K. Adler, Jr. at Dentons US LLP, 241 Centre St., 6th Floor, New York, NY 10013.

(b)       Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof, and all matters arising directly or indirectly herefrom, shall be governed by, and construed in accordance with, the laws of the state of New York without regard to the choice of law principles thereof.

(c)       This Subscription Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

(d)       Whenever required by the context hereof, the singular shall include the plural, and vice-versa; the masculine shall include the feminine and neuter genders, and vice-versa; and the word “person” shall include an individual, corporation, partnership, trust, estate or other entity.

Section 8. Subscription. The Subscriber shall pay the Subscription Price by (a) delivery of a check of the Subscriber in the amount of the Subscription Price payable to the Corporation, (b) wire transfer of immediately available funds to the account of the Corporation, (c) cancellation of indebtedness or (d) a combination of any of the foregoing.

THE SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF THE COMMON STOCK NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING MATERIALS OF THE CORPORATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUBSCRIBER SHOULD CONSULT HIS OR HER OWN LEGAL COUNSEL, ACCOUNTANT AND BUSINESS AND FINANCIAL ADVISERS AS TO ALL LEGAL, TAX AND RELATED MATTERS CONCERNING ANY INVESTMENT IN THE CORPORATION.

[Signature Page Follows]

NAME AND ADDRESS OF SUBSCRIBER: (please print):

Name:	G. Andrew Ochoa
Address:

Facsimile:
E-mail:

		Signature:		/s/ G. Andrew Ochoa
G. Andrew Ochoa

Corporation Acceptance:

Accepted on November 29, 2016

WAVERLY LABS INC.

		By:		/s/ G. Andrew Ochoa
			Name:	G. Andrew Ochoa
			Title:	President

[Signature Page to Waverly Labs Inc. Subscription Agreement]

EXHIBIT C

RESTRICTION AGREEMENT

WAVERLY LABS INC.

STOCK RESTRICTION AGREEMENT

This STOCK RESTRICTION AGREEMENT (this “Agreement”) is made as of November 29, 2016 (the “Effective Date”), by and between Waverly Labs Inc. a Delaware corporation (“Corporation”) and G. Andrew Ochoa (the “Stockholder”).

RECITALS

A.       The Stockholder has subscribed to purchase 2,518,750 shares (the “Shares”) of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”) on even date herewith (the “Equity Purchase”);

B.       In connection with the Equity Purchase, the Stockholder is willing to subject all of the Shares held by him or her as of the date hereof (such shares, the “Restricted Stock”) to the restrictions in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree to the following between the parties as follows:

1.       REPURCHASE OPTION

(a)       In the event the Stockholder’s relationship with the Corporation (or a parent, subsidiary or Affiliate of the Corporation) is terminated for any reason (including death or disability), such that after such termination the Stockholder is no longer a service provider of the Corporation (or a parent, subsidiary or Affiliate of the Corporation), then the Corporation will have an irrevocable option (“Repurchase Option”), for a period of ninety (90) days after such termination, or such longer period as may be agreed to by the Corporation and the Stockholder, to repurchase from the Stockholder or the Stockholder’s personal representative, as the case may be, at a purchase price of $0.001 per share (the “Option Price”), up to but not exceeding the number of shares of Restricted Stock that have not vested in accordance with the provisions of Section 1(b) below as of such termination date. The Stockholder hereby acknowledges that the Corporation has no obligation, either now or in the future, to repurchase any of the shares of Common Stock, whether vested or unvested, at any time.

(b)       Vesting. One hundred percent (100%) of the Restricted Stock will initially be subject to the Repurchase Option. 1/4 of the total number of shares of the Restricted Stock will vest and be released from the Repurchase Option on the first anniversary of the date Stockholder first provides services to the Company, as confirmed in writing by the Company and attached hereto as Exhibit A (the “Vesting Commencement Date”). Thereafter, the remaining shares of the Restricted Stock will vest and be released from the Repurchase Option in thirty six (36) equal monthly installments, until the Restricted Stock is released from the Repurchase Option (provided in each case that the Stockholder remains a service provider of the Corporation (or a parent, subsidiary or Affiliate of the Corporation) as of the date of such release).

Notwithstanding anything to the contrary herein, the Repurchase Option will automatically lapse and all shares subject to the Repurchase Option will immediately become fully vested and no longer subject to the Repurchase Option (i) upon the termination of the services of Stockholder without Cause or for Good Reason (each as defined in that certain Executive Employment Agreement by and between the Stockholder and the Corporation dated of even date herewith) or (ii) upon a Change in Control of the Corporation.

(c)       Definitions.

(i)       “Affiliate” shall the mean, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with such Person.

(ii)       “Change in Control” shall mean, as to any entity, (i) the sale, transfer, assignment or other disposition (including by merger or consolidation, but excluding any sales by stockholders made as part of an underwritten public offering of the common stock of the entity) by stockholders of the entity, in one transaction or a series of related transactions, of more than 50% of the voting power represented by then outstanding capital stock of the entity to one or more Persons, (ii) the sale of all or substantially all of the assets of the entity (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization), or (iii) the liquidation, dissolution or winding up of the entity.

(iii)       “Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

(iv)       “Person” shall mean an individual, partnership, corporation, limited liability Corporation, trust, joint venture, unincorporated association, or other entity or association.

2.       EXERCISE OF REPURCHASE OPTION. The Repurchase Option will be exercised by written notice signed by an officer of the Corporation or by any assignee or assignees of the Corporation and delivered or mailed as provided in Section 11(a). Such notice will identify the number of shares of Restricted Stock to be purchased and will notify the Stockholder of the time, place and date for settlement of such purchase, which will be scheduled by the Corporation within the term of the Repurchase Option set forth in Section 1(a) above. The Corporation will pay for any shares of Restricted Stock purchased pursuant to its Repurchase Option in cash. Upon delivery of such notice and payment of the purchase price, the Corporation will become the legal and beneficial owner of the Restricted Stock being repurchased and all rights and interest in such shares, and the Corporation will have the right to transfer to its own name the Restricted Stock being repurchased by the Corporation, without further action by the Stockholder.

3.       ADJUSTMENTS TO RESTRICTED STOCK. If, from time to time, during the term of the Repurchase Option there is any change affecting the Corporation’s outstanding Common Stock as a class that is effected without the receipt of consideration by the Corporation (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Corporation), then any and all new, substituted or additional securities or other property (including cash) to which the Stockholder is entitled by reason of the Stockholder’s ownership of Restricted Stock will be immediately subject to the Repurchase Option and be included in the word “Restricted Stock” for all purposes of the Repurchase Option with the same force and effect as the shares of the Restricted Stock presently subject to the Repurchase Option, but only to the extent the Restricted Stock is, at the time, covered by such Repurchase Option. While the total Option Price will remain the same after each such event, the Option Price per share of Restricted Stock upon exercise of the Repurchase Option will be appropriately adjusted.

4.       ESCROW OF UNVESTED STOCK; PLEDGE OF RESTRICTED STOCK. As soon as reasonably practicable after the Effective Date, the Corporation shall issue a stock certificate in the Stockholder’s name that corresponds to the Restricted Stock (the “Certificate”), and shall hold such Certificate in escrow for the Stockholder’s benefit, properly endorsed for transfer, until such time as the Restricted Stock are forfeited to the Corporation or all restrictions thereon lapse. The Corporation shall not be liable for any act it may do or fail to do with respect to the holding of the Certificate in escrow hereunder, provided it acts or fails to act in good faith and in the exercise of its sound judgment.

5.       TERMINATION OF REPURCHASE OPTION. Sections 1, 2, 3, and 4 of this Agreement will terminate upon the exercise in full or expiration of the Repurchase Option, whichever occurs first.

6.       RIGHTS OF THE STOCKHOLDER; DRAG-ALONG.

(a)       Subject to the provisions of Sections 4, 6, 8, and 10 of this Agreement, the Stockholder will exercise all rights and privileges of a stockholder of the Corporation with respect to the Restricted Stock deposited in escrow. The Stockholder will be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such shares of Restricted Stock and for the purpose of exercising any voting rights relating to such shares of Restricted Stock, even if some or all of such shares of Restricted Stock have not yet vested and been released from the Repurchase Option.

(b)       Drag-Along.

(i)       Notwithstanding anything contained herein to the contrary, if at any time a stockholder of the Corporation, or a group of stockholders, owning at least a majority of the capital stock of the Corporation (hereinafter, collectively the “Transferring Stockholders”) proposes to enter into any transaction involving a Change in Control of the Corporation that involves the sale, assignment, tender or transfer of capital stock, the Corporation or the Transferring Stockholders may require the Stockholder to participate in such Change in Control transaction with respect to all or such number of the Stockholder’s Shares as the Corporation or the Transferring Stockholders may specify in its or their discretion, by giving the Stockholder written notice thereof at least ten (10) days in advance of the date of the transaction or the date that tender is required, as the case may be. Upon receipt of such notice, the Stockholder shall tender the specified number of Shares, at the same price and upon the same terms and conditions applicable to the Transferring Stockholders in the transaction or, in the discretion of the acquiror or successor to the Corporation, upon payment of the purchase price to the Stockholder in immediately available funds. In addition, if at any time the Corporation and/or any Transferring Stockholders propose to enter into any Change in Control transaction, the Corporation may require the Stockholder to vote in favor of such transaction, where approval of the stockholders is required by law or otherwise sought, by giving the Stockholder notice thereof within the time prescribed by law and the Corporation’s Certificate of Incorporation and the Corporation’s bylaws (as the same may be amended and/or restated from time to time, the “Bylaws”) for giving notice of a meeting of stockholders called for the purpose of approving such transaction. If the Corporation requires such vote, the Stockholder agrees that he or she will, if requested, deliver his or her proxy to the person designated by the Corporation to vote his or her Shares in favor of such Change in Control transaction.

(ii)       The Stockholder hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to a designee of the Transferring Stockholders, with full power of substitution, with respect to the matters set forth herein, and hereby authorizes each of them to represent and to vote, if and only if the Stockholder (A) fails to vote or (B) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such the Stockholder’s Shares in favor of approval of any Change in Control pursuant to and in accordance with the terms and provisions of this Section 6 of this Agreement. Each of the proxy and power of attorney granted pursuant to this Section 6 of this Agreement is given in consideration of the agreements and covenants of the Corporation, and as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires. The Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless this Agreement terminates or expires, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

(iii)       In the event that the Stockholder has entered into, or subsequently enters into, another agreement with the Corporation with respect to drag-along rights or any other rights and/or obligations substantially similar to those set forth in this Section 6(b), the Stockholder and the Corporation agree and acknowledge that this Section 6(b) shall be automatically voided and shall have no further legal binding effect on either the Stockholder or the Corporation.

7.       RESTRICTIVE LEGENDS. All certificates representing the Restricted Stock will have endorsed legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties to this Agreement):

(a)       “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION SET FORTH IN A STOCK RESTRICTION AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE CORPORATION.”

(b)       “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c)       Any legend required by appropriate blue sky officials.

The Corporation will remove or cause the removal of the foregoing legends as and to the extent of the lapse of the applicable restrictions.

8.       SECTION 83(B) ELECTION. The Stockholder hereby acknowledges that the Stockholder has been informed that, with respect to the Restricted Stock, the Stockholder may be permitted to file an election with the Internal Revenue Service, within thirty (30) days of the Effective Date, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed currently on any difference between the purchase price of the Restricted Stock and their fair market value on the date of purchase. Absent such an election, taxable income likely would be measured and recognized by the Stockholder at the time or times at which the forfeiture restrictions on the Restricted Stock lapse. The Corporation is not making any representation as to whether the Stockholder is permitted to file a Section 83(b) election, but if the Stockholder does file the election, the Corporation will report consistently with the filing. The Stockholder is strongly encouraged to seek the advice of the Stockholder’s own tax consultants in connection with the issuance of the Restricted Stock and the advisability of filing of the election under Section 83(b) of the Code. A form of Election under Section 83(b) is attached hereto as Exhibit B for reference.

THE STOCKHOLDER ACKNOWLEDGES THAT IT IS NOT THE CORPORATION’S, BUT RATHER THE STOCKHOLDER’S SOLE RESPONSIBILITY TO FILE THE ELECTION UNDER SECTION 83(b) TIMELY.

Circular 230 Disclaimer: Nothing contained in this discussion of certain federal income tax considerations is intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing, or recommending to another party any transactions or tax-related matters addressed herein.

9.       REFUSAL TO TRANSFER. The Corporation will not be required (a) to transfer on its books any shares of Restricted Stock of the Corporation which will have been transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

10.       SERVICE. Neither this Agreement nor any action taken hereunder shall be construed as giving the Stockholder any right of continuing service with the Corporation.

11.       MISCELLANEOUS.

(a)       Notices. All notices required or permitted hereunder will be in writing and will be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile or e-mail if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the other party to this Agreement at such party’s address set forth on the signature page to this Agreement, or at such other address as such party may designate by ten (10) days advance written notice to the other party to this Agreement.

(b)       Governing Law. This Agreement, and all matters arising directly or indirectly herefrom, will be governed by and construed in accordance with the internal laws of the state of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the state of Delaware.

(c)       Entire Agreement; Amendment. This Agreement (including the exhibits to this Agreement) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties to this Agreement.

(d)       Successors and Assigns. This Agreement will inure to the benefit of the successors and assigns of the Corporation and, subject to the restrictions on transfer set forth in this Agreement, be binding upon the Stockholder, the Stockholder’s successors, and assigns. The Repurchase Option of the Corporation under this Agreement will be assignable by the Corporation at any time or from time to time, in whole or in part.

(e)       Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(f)       Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Corporation and the Stockholder.

(g)       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded and (iii) the balance of the Agreement will be enforceable in accordance with its terms.

(h)       Counterparts. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WAVERLY LABS INC.

By:	/s/ G.Andrew Ochoa
	Name:	G. Andrew Ochoa
	Title:	President

STOCKHOLDER

By:	/s/ G.Andrew Ochoa
	Name:	G. Andrew Ochoa

ATTACHMENTS:

Exhibit A – Vesting Commencement Date

Exhibit B – Section 83(b) Election

Signature Page to Stock Restriction Agreement

Exhibit A

VESTING COMMENCEMENT DATE

June 1, 2016

Exhibit B

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby makes an election pursuant to section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Regulations”), and in connection with this election supplies the following information:

5.       The name, address and taxpayer identification number of the undersigned are:

[Name]
Address:
SSN:

2.       The election is being made with respect to   shares of common stock, $0.0001 par value per share (the “Stock”) of Waverly Labs Inc., a Delaware corporation (the “Corporation”).

3.       The date on which the Stock was transferred to the undersigned was [   ]. The taxable year for which this election is being made is calendar year 201[ ].

4.       The property is subject to the following restrictions:

The above-mentioned shares may not be transferred and certain of the above-mentioned shares are subject to repurchase under the terms of a Stock Restriction Agreement.

Disposition of the Stock is also subject to restrictions imposed under applicable federal and state securities laws regulating the transfer of unregistered securities.

5.       The fair market value of the Stock at the time of transfer (determined without regard to any lapse restriction, as defined in §1.83-3(i) of the Regulations) was $   per share, for an aggregate fair market value of   .

6.       The undersigned paid $[   ] for the Stock. Therefore, $   (the difference between the full fair market value of the Stock stated above and the amount paid by the undersigned, if any) is includible in the undersigned’s gross income as compensation for services.

7.       A copy of this election has been furnished to the Corporation as required by §1.83-2(d) of the Regulations.

[ ]
DATED:

INSTRUCTIONS FOR FILING SECTION 83(B) ELECTION

Attached is a form of election under section 83(b) of the Internal Revenue Code. You should consult your tax advisor to determine whether you wish to make an election under section 83(b). If, after consultation with your tax advisor, you wish to make such an election, you should complete, sign and date the election and then proceed as follows:

1.       Execute three (3) counterparts of your completed election (plus one extra counterpart for each person other than you, if any, who receives property that is the subject of your election), retaining at least one photocopy for your records.

2.       Send one counterpart to the Internal Revenue Service Center with which you will file your federal income tax return for the current year via certified mail, return receipt requested. THE ELECTION SHOULD BE SENT IMMEDIATELY, AS YOU ONLY HAVE 30 DAYS FROM THE GRANT DATE WITHIN WHICH TO MAKE THE ELECTION — NO WAIVERS, LATE FILINGS, OR EXTENSIONS ARE PERMITTED.

3.       Deliver one counterpart of the completed election to the Corporation for its files.

4.       If anyone other than you (e.g., one of your family members) will receive property that is the subject of your election, deliver one counterpart of the completed election to each such person.

5.       Attach one counterpart of the completed election to your federal income tax return for this year when you file that return next year.